SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

LARSCOM INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LARSCOM INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2002

TO THE STOCKHOLDERS OF LARSCOM INCORPORATED:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LARSCOM INCORPORATED, a Delaware corporation (the “Company”), will be held at 9:00 a.m., local time, on Wednesday, May 22, 2002, at the Company headquarters, 1845 McCandless Drive, Milpitas, California 95035, for the following purposes:

1.	To elect six (6) directors of the Company to serve until the 2003 annual meeting or until their respective successors are duly elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.

3.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 5, 2002 are entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders entitled to vote will be available from the Secretary of the Company for 10 days before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Should you receive more than one proxy because your shares are registered in different names or addresses, each proxy should be returned to ensure that all your shares are voted. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

By	Order of the Board of Directors,

Do	nald W. Morgan
Secretary

Milpitas, California
April 22, 2002

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE.

LARSCOM INCORPORATED
1845 MCCANDLESS DRIVE
MILPITAS, CA 95035

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of LARSCOM INCORPORATED, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at 9:00 a.m. local time, on Wednesday, May 22, 2002, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company headquarters, 1845 McCandless Drive, Milpitas, California 95035. The telephone number at that location is (408) 941-4000. When proxies are properly dated, executed and returned, the shares they represent will be voted at the meeting in accordance with the instructions of the stockholder. If proxies are properly executed and returned but no specific instructions are given, the shares will be voted for each of the proposals set forth herein and at the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These proxy solicitation materials and the Company’s Annual Report to Stockholders for the year ended December 31, 2001, including financial statements, were first mailed on or about April 22, 2002 to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

Stockholders of record at the close of business on April 5, 2002 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 8,852,000, shares of the Company’s Class A Common Stock, $.01 par value, were issued and outstanding and 10,000,000 shares of the Company’s Class B Common Stock, $.01 par value, were issued and outstanding. No shares of the Company’s preferred stock were outstanding.

Any stockholder or stockholder representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting the Larscom Incorporated Investor Relations Department. To provide the Company sufficient time to arrange for reasonable assistance, please submit such requests by May 10, 2002.

IMPORTANT

Please mark, date and sign the enclosed proxy card, and return it at your earliest convenience in the enclosed, postage-prepaid, return envelope so that, if you are unable to attend the Annual Meeting, your shares may be voted.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Larscom Incorporated at 1845 McCandless Drive, Milpitas, California 95035, Attention: Secretary, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

Voting and Solicitation

Except with respect to certain matters as to which Delaware law requires each class to vote as a separate class, the holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters, with each share of Class A Common Stock entitled to one vote per share and each share of Class B Common Stock entitled to four votes per share. Stockholders do not have the right to cumulative voting at the meeting.

The cost of soliciting proxies will be borne by the Company. Arrangements have been made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. The Company has retained The Bank of New York, its transfer agent, at an estimated cost of $1,350, to assist in the Company’s solicitation of proxies from brokers, nominees, institutions and individuals. In addition, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, or other means of communication. No additional compensation will be paid for such services.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Class A and Class B Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR”, “AGAINST”, “WITHHELD” or “ABSTAIN” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a manner consistent with such holding. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals for Annual Meeting for the Year Ended December 31, 2002

The Company currently intends to hold its 2003 Annual Meeting of Stockholders in May 2003 and to mail Proxy Statements relating to such meeting in April 2003. Stockholder proposals intended to be presented at the 2003 Annual Meeting must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than January 15, 2003. Such stockholder proposals should be submitted to Larscom Incorporated at 1845 McCandless Drive, Milpitas, California 95035, Attention: Secretary.

The Company’s Annual Report to Stockholders for the year ended December 31, 2001 (the “Annual Report”) has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The number of directors authorized by the Company’s Board is currently fixed at six and six directors are to be elected at the Annual Meeting of Stockholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until such director’s successor has been duly elected.

Name of Director	Age	Principal Occupation
Donald G. Heitt	66	Retired Chairman of the Board of Voysys Corporation
Lawrence D. Milligan	66	Chairman of the Executive Committee of the Axel Johnson Inc. Board of Directors
Richard E. Pospisil	70	Private Investor
Daniel L. Scharre	51	President and Chief Executive Officer
Joseph F. Smorada	55	Executive Vice President and Chief Financial Officer of Axel Johnson Inc.
Desmond P. Wilson III	37	President and Chief Executive Officer of Axel Johnson Inc.

Except as set forth below, each nominee has engaged in his principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

Donald G. Heitt has served as a director of the Company since November 1996. He served as Chairman of the Board of Voysys Corporation from December 1995 until his retirement in May 1998. From April 1990 to January 1996, Mr. Heitt was the President and Chief Executive Officer of Voysys Corporation. Prior to 1990, Mr. Heitt served as Senior Vice President of Telebit Corporation, Vice President of Sales and Marketing and President of the computer division of General Automation, Inc., and Vice President of Honeywell Information Systems, Inc. Mr. Heitt earned a BBA from the University of Iowa.

Lawrence D. Milligan has served as a director of Larscom Incorporated since November 1998 and as Chairman of the Board since June 1999. Mr. Milligan is a director of Axel Johnson Inc. and was the President and Chief Executive Officer of that company from September 1999 until December 2001. Prior to that, Mr. Milligan held a number of senior management positions over the course of 38 years with Procter & Gamble Co. Before retiring from Procter & Gamble in 1998, he was the Senior Vice President responsible for worldwide sales and customer development, a position he held for eight years. Mr. Milligan is a member of the Board of Directors of Portman Equipment Company. He graduated from Williams College and served in the United States Marine Corps.

Richard E. Pospisil has served as a director of Larscom Incorporated since January 2000 and as Vice Chairman of the Board since November 2001. Mr. Pospisil served as interim President and Chief Executive

Officer of Larscom Incorporated from June to November of 2001. Mr. Pospisil is currently a private investor and has been the President of RP Associates Consulting Services since 1994. Mr. Pospisil was President and CEO at T3Plus Networking (OnStream Networks) from 1990 until 1994. He was President, CEO and Director of ADA Incorporated during 1990. Previous to that, he founded both LP COM and Telecommunications Technology, Incorporated. Mr. Pospisil holds a BS degree in electrical engineering from Iowa State University.

Daniel L. Scharre has served as President, Chief Executive Officer and a member of the Board of Larscom Incorporated since November 2001. Prior to joining Larscom Incorporated, Mr. Scharre served as Chairman, President and Chief Executive Officer of Adaptive Broadband Corp., a provider of high-speed, wireless last-mile access equipment. Prior to his four-year tenure at Adaptive Broadband, Mr. Scharre held executive positions at ComStream Inc., Ilex Systems, and Loral Western Development Labs, all providers of digital telecommunications equipment and systems. Mr. Scharre holds a BS in physics from California Institute of Technology, a PhD in physics from the University of California, Berkeley, and an MBA from Santa Clara University. He previously served on the faculty at Stanford University.

Joseph F. Smorada has served as a director of Larscom Incorporated since June 1992. Mr. Smorada has served as Executive Vice President and Chief Financial Officer of Axel Johnson Inc. since May 2001 and as Senior Vice President and Chief Financial Officer of Axel Johnson Inc. from April 1992 until May 2001. Prior to joining Axel Johnson Inc., Mr. Smorada was Senior Vice President and Chief Financial Officer for Lone Star Industries, Inc. from September 1988 to April 1992. Prior to 1988, Mr. Smorada held senior executive positions with Conrac Corporation and Continental Group, Inc. Mr. Smorada earned a BA degree in economics from California University of Pennsylvania.

Desmond P. Wilson III has served as a director of Larscom Incorporated since September 2001. Effective January 1, 2002, Mr. Wilson assumed the position of President and Chief Executive Officer of Axel Johnson Inc., after serving as Executive Vice President for New Business Development since September 2001. Prior to that, Mr. Wilson was President of the Services Assurance and Solutions Division of Spirent plc, a provider of telecommunication testing equipment, from January 2001 to June 2001 and President/CEO of Hekimian Laboratories, Inc, a supplier of automated test systems for telecommunication networks, from December 1998 to December 2000. Mr. Wilson graduated with a BS degree in industrial engineering and operations research from Virginia Polytechnic Institute and State University.

Board Meetings and Committees

The Board of Directors of the Company held 12 meetings during the year ended December 31, 2001 and on 3 other occasions acted by unanimous written consent. During this period, all of the directors attended more than 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by all Committees of the Board on which such director served.

The Audit Committee, which currently consists of Messrs. Heitt and Smorada, held 8 meetings during 2001. The Audit Committee is primarily responsible for approving the services performed by the Company’s independent accountants and for reviewing and evaluating the Company’s accounting principles and its system of internal controls.

The Compensation Committee, which currently consists of Messrs. Heitt and Milligan, held 5 meetings during 2001. The Compensation Committee reviews and approves the Company’s executive compensation policies and approves all stock option grants.

The Board of Directors does not have a nominating committee or any committee performing similar functions.

Director Compensation

Directors who are not employees of the Company or Axel Johnson Inc. or a director of Axel Johnson Inc. (the “Compensated Directors”) receive compensation for their services as directors at the rate of $1,500 per quarter and $1,500 per Board of Directors meeting attended plus $500 for each telephonic Board of Directors meeting held in a quarter after the first such meeting, for which no compensation is paid. Generally, Compensation Committee and Audit Committee meetings are held quarterly at the time of the Board of Directors meetings. Committee chairpersons who are Compensated Directors receive compensation for their services of $1,500 per year, and Committee members who are Compensated Directors receive compensation of $1,000 per year. Directors are not compensated for attending committee meetings.

Compensated Directors participate in the Company’s Stock Option Plan for Non-Employee Directors (the “Directors’ Plan”). Under the Directors’ Plan, upon joining the Board, Compensated Directors are automatically granted an initial option to purchase 18,000 shares of the Company’s Class A Common Stock, with an exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of grant. Pursuant to the terms of the Directors’ Plan, Compensated Directors receive thereafter annual options to purchase 6,000 shares of the Company’s Class A Common Stock, with an exercise price equal to the then fair market value of the Company’s Class A Common Stock on the date of grant. A grant of options to purchase 6,000 shares each of Class A Common Stock was made to Messrs. Pospisil, Heitt and then-Director Poppel at an exercise price equal to the then fair market value of the Class A Common Stock on the date of the 2001 Annual Meeting of Stockholders.

Vote Required; Recommendation of Board of Directors

The six candidates receiving the highest number of “FOR” votes shall be elected to the Company’s Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board has selected PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2002. This appointment is being presented to the stockholders for ratification at the Annual Meeting. If the stockholders reject the appointment, the Board of Directors will reconsider its selection.

PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1993 and performed reviews from 1987 through 1992. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees for professional services rendered in 2001 by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for fiscal year 2001 and reviews of the financial statements included in the Company’s SEC filings in 2001 were $130,200.

Financial Information Systems Design and Implementation Fees

There were no fees billed by PricewaterhouseCoopers LLP for financial information systems design and implementation for fiscal year 2001.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered in 2001other than as stated under the captions Audit Fees and Financial Information Systems Design and Implementation Fees above were $23,379, relating primarily to tax services, assistance in the set up of overseas subsidiaries and assistance with SEC filings. The Audit Committee considers the provision of these other services to be compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting will be required to approve the ratification of the Board’s appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the year ending December 31, 2002.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

ADDITIONAL INFORMATION

Executive Compensation

The following table sets forth information regarding the compensation of (1) each person who served as the Company’s Chief Executive Officer in 2001, (2) each of the other four most highly-compensated executive officers of the Company during the year ended December 31, 2001 who were serving as executive officers on December 31, 2001 and (3) two other highly-compensated persons who were no longer serving as an executive officer on December 31, 2001, for services rendered in all capacities to the Company for the years ended December 31, 2001, 2000 and 1999. Such nine persons are referred to as the “Named Executive Officers”.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name	Fiscal Year	Salary($)		Bonus(1)($)	Securities Underlying Options(#)	All Other Compensation($)
Daniel L. Scharre	2001	26,923		—	450,000	1,061	(10)
President and Chief Executive Officer	2000	—		—	—	—
	1999	—		—	—	—
Richard E. Pospisil (2)	2001	160,004		—	106,000	19,997	(11)
President and Chief Executive Officer	2000	—		—	—	—
	1999	—		—	—	—
Robert Coackley (3)	2001	201,246		—	—	195,233	(12)
President and Chief Executive Officer	2000	311,769		33,590	400,000	60,479	(12)
	1999	182,308		—	500,000	27,097	(12)
Amin Pessah	2001	246,794	(7)	—	—	21,821	(13)
Vice President, International Sales	2000	229,236	(7)	—	15,000	19,418	(13)
	1999	188,457	(7)	—	21,000	15,055	(13)
Joseph A. Pendergast (4)	2001	162,763		35,200	—	77,068	(14)
Vice President, Operations	2000	35,770		9,101	50,000	41,399	(14)
	1999	—		—	—	—
Donald W. Morgan	2001	183,771		—	—	18,878	(15)
Vice President, Finance and	2000	173,166		16,351	65,000	53,706	(15)
Chief Financial Officer	1999	30,788		10,160	50,000	33,749	(15)
Stephen A. Gartner	2001	163,884	(8)	—	—	12,955	(16)
Vice President, Domestic Sales	2000	204,356	(8)	—	15,021	12,404	(16)
	1999	181,971	(8)	—	21,000	11,173	(16)
Liam McManus (5)	2001	185,244		30,000	—	85,863	(17)
Vice President, Chief Technology Officer	2000	12,981		5,696	50,000	11,127	(17)
	1999	—		—	—	—
George M. Donohoe (6)	2001	166,756	(9)	—	—	130,590	(18)
Executive Vice President of Sales	2000	265,053	(9)	—	25,000	22,280	(18)
and Service	1999	264,258	(9)	—	27,000	15,288	(18)

(1)	Represents bonuses earned in the year indicated.
(2)	Mr. Pospisil resigned as President and Chief Executive Officer on November 26, 2001. From November 27, 2001 to December 31, 2001, Mr. Pospisil provided transition support to Mr. Scharre.
(3)	Mr. Coackley resigned from the company on July 1, 2001.
(4)	Mr. Pendergast resigned from the company on February 22, 2002.
(5)	Mr. McManus left the company on October 19, 2001.
(6)	Mr. Donohoe retired on June 22, 2001.
(7)	Includes sales commissions of $78,015, $68,876 and $19,795 in 2001, 2000, and 1999, respectively.
(8)	Includes sales commissions of $31,126, $61,068 and $47,260 in 2001, 2000, and 1999, respectively.

(9)	Includes sales commissions of $41,556, $65,040 and $5,348 in 2001, 2000, and 1999, respectively.
(10)	Includes Company paid life insurance of $138 in 2001 and an automobile allowance of $923 in 2001.
(11)
Includes matching contributions under the Company’s 401k plan which the Company made on behalf of the Named Executive Officer of $3,692 in 2001, Company paid life insurance of $7,305 in 2001 and an automobile allowance of $9,000 in 2001.

(12)
Includes severance pay of $160,000 in 2001, matching contributions under the Company’s 401k plan which the Company made on behalf of the Named Executive Officer of $9,969, $9,485 and $3,130 in 2001, 2000 and 1999, respectively, Company paid life insurance of $9,353, $8,439 and $3,075 in 2001, 2000 and 1999, respectively, an automobile allowance of $12,267 and $17,156 in 2001 and 2000, respectively, a moving allowance of $21,091 and $20,892 in 2000 and 1999, respectively and other benefits of $3,644 and $4,308 in 2001 and 2000, respectively.

(13)
Includes matching contributions under the Company’s 401k plan which the Company made on behalf of the Named Executive Officer of $10,094, $9,701 and $5,503, in 2001, 2000 and 1999, respectively, Company paid life insurance of $795, $748 and $673, in 2001, 2000 and 1999, respectively, other benefits of $1,664 in 2001 and an automobile allowance of $9,268, $8,969 and $8,879 in 2001, 2000 and 1999, respectively.

(14)
Includes matching contributions under the Company’s 401k plan which the Company made on behalf of the Named Executive Officer of $9,015 in 2001, Company paid life insurance of $321 and $72 in 2001 and 2000, respectively, an automobile allowance of $7,200 and $1,662 in 2001 and 2000, respectively, and a moving allowance of $60,532 and $39,665 in 2001 and 2000, respectively.

(15)
Includes matching contributions under the Company’s 401k plan which the Company made on behalf of the Names Executive Officer of $10,089 and $9,788 in 2001 and 2000, respectively, Company paid life insurance of $1,589, $1,535 and $144 in 2001, 2000 and 1999, respectively, an automobile allowance of $7,200, $7,200 and $1,385 in 2001, 2000 and 1999, respectively, and a moving allowance of $35,183 and $32,220 in 2000 and 1999, respectively.

(16)
Includes matching contributions under the Company’s 401k plan which the Company made on behalf of the Named Executive Officer of $6,638, $7,142 and $4,460, in 2001, 2000 and 1999, respectively, Company paid life insurance of $640, $392 and $567, in 2001, 2000 and 1999, respectively, and an automobile allowance of $5,677, $4,870 and $6,146 in 2001, 2000 and 1999, respectively.

(17)
Includes severance pay of $7,788 in 2001, matching contributions under the Company’s 401k plan which the Company made on behalf of the Named Executive Officer of $8,586 in 2001, Company paid life insurance of $1,697 and $159 in 2001 and 2000, respectively, an automobile allowance of $5,927 and $415 in 2001 and 2000, respectively and a moving allowance of $61,865 and $10,553 in 2001 and 2000, respectively.

(18)
Includes severance pay of $107,699 in 2001, matching contributions under the Company’s 401k plan which the Company made on behalf of the Named Executive Officer of $7,513, $7,879 and $3,732 in 2001, 2000 and 1999, respectively, Company paid life insurance of $1,390, $2,780 and $4,595 in 2001, 2000 and 1999, respectively, an automobile allowance of $9,848, $10,211 and $6,961in 2001, 2000 and 1999, respectively, and other benefits of $4,140 and $1,410 in 2001 and 2000, respectively.

Option Grants and Exercises

The following table sets forth each grant of stock options made during the year ended December 31, 2001 to each of the Named Executive Officers. No stock appreciation rights have ever been granted to any of the Named Executive Officers.

OPTION GRANTS IN THE YEAR ENDED DECEMBER 31, 2001

	Individual Grants					Potential Realizable Value
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year(1)		Exercise Price ($/share)	Expiration Date	Using Black-Scholes Option Pricing Model (#)(2)
Daniel L. Scharre	450,000	58.3%		1.220	11/26/11	307,825
Richard E. Pospisil	6,000 100,000	0.8 13.0	% %	2.365 1.827	5/23/11 7/24/11	10,118 75,970

1.	A total of 771,950 options were granted to employees during the year ended December 31, 2001 under the Stock Incentive Plan.
2.
In determining the potential realizable value of the options using the Black-Scholes option pricing model the following assumptions were made: a risk free interest rate of 3.95%, an average expected option life of 2.7 years, an expected volatility of 88% and a zero dividend yield.

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during 2001, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of December 31, 2001, and the value of “in-the-money” stock options, which represents the spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 2001.

AGGREGATED OPTION EXERCISES IN YEAR ENDING DECEMBER 31, 2001
AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-money Options at Fiscal Year End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel L. Scharre	—	—	—	450,000	—	—
Robert Coackley	—	—	404,860	—	—	—
Richard E. Pospisil	—	—	106,000	—	—	—
Donald W. Morgan	—	—	53,957	61,043	—	—
Amin Pessah	—	—	49,852	30,148	—	—
Stephen A. Gartner	—	—	42,536	27,985	—	—
George M. Donohoe	—	—	62,737	—	—	—
Joseph A. Pendergast	—	—	18,888	31,112	—	—
Liam McManus	—	—	13,889	—	—	—

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consisted in 2001 of Messrs. Heitt, Milligan and Harvey L. Poppel. None of the members of the Compensation Committee was or ever has been an officer or employee of the Company. No interlocking relationship described in the Securities and Exchange Commission’s compensation-committee interlock disclosure regulations existed in 2001.

Employment Contracts, Severance and Change in Control Arrangements

Daniel L. Scharre, the Company’s President and Chief Executive Officer, signed an Employment Agreement with the Company on November 26, 2001. Pursuant to that Agreement, Mr. Scharre is entitled to an annual base salary of $350,000, subject to annual increases; is eligible for annual bonuses, subject to meeting performance goals, with an estimated target payout of approximately forty-six percent (46%) of his annual base salary and is eligible for benefits generally available to other executive officers of the Company. He also received stock options of 450,000 shares of Class A Common Stock at the then market price of $1.22 with one-sixth vesting after the first six-months from his date of employment and one-thirty-sixth vesting thereafter in equal monthly installments. In addition, if Mr. Scharre’s employment is terminated by the Company without cause, he will be entitled to severance benefits equal to one year’s annual base salary and to the continuation of other employee benefits for a period of one year following any such termination.

Robert Coackley, the Company’s former President and Chief Executive Officer, signed a General Release and Settlement Agreement in connection with his resignation from the Company in July 2001. Pursuant to that Agreement, Mr. Coackley received a lump sum payment of $160,000, continuation of coverage under the Company’s medical, dental and vision plans until December 31, 2001, and salary continuation and continuation of coverage under the Company’s medical, dental, and vision plans from January 1, 2002 until the earlier of June 30, 2002 or the date Mr. Coackley begins any new regular full-time employment or equivalent service. Also, the agreement provides that Mr. Coackley’s vested options will remain exercisable for fifteen months. The agreement contains covenants against the solicitation of Larscom’s customers or employees for a period of fifteen months. Mr. Coackley began new regular full-time employment before January 1, 2002 and was, therefore, not eligible for salary continuation or further benefit continuation.

George M. Donohoe, the Company’s former Executive Vice President of Sales and Service, signed a General Release of All Claims in connection with his retirement from the Company in June 2001. Pursuant to that agreement, Mr. Donohoe received salary continuation for twelve months from the effective date of the agreement and up to fifteen months in which to exercise stock options that had vested at the time of termination.

RELATIONSHIP BETWEEN THE COMPANY AND AXEL JOHNSON INC.

Until the Company’s initial public offering in December 1996, the Company was a wholly-owned subsidiary of Axel Johnson Inc. As the sole stockholder, Axel Johnson Inc. was responsible for providing the Company with financial, management, administrative and other resources. Furthermore, Axel Johnson Inc. maintained substantial control over the day-to-day operations of the Company.

Services provided to the Company by Axel Johnson Inc. include significant management functions and services, including treasury, accounting, tax, internal audit, legal, human resources and other support services. The Company was charged and/or allocated expenses of $465,000, $452,000, and $438,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The costs of these services were directly charged and/or allocated using methods that the Company’s management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs the Company would have incurred to obtain these services had it been a separate entity. Neither Axel Johnson Inc. nor the Company has conducted any study or obtained any estimates from third parties to determine what the cost of obtaining similar services from third parties might have been.

The Company and Axel Johnson Inc. entered into a number of agreements before the Company’s initial public offering for the purpose of defining the ongoing relationship between them. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties. It is the intention of the Company and Axel Johnson Inc. that such agreements and the transactions provided for therein maintain certain mutually beneficial arrangements on overall terms which the Company and Axel Johnson Inc. believe to be at least as favorable to Larscom as could have been obtained from unrelated third parties. However, because of the complexity of the various relationships between the Company and Axel Johnson Inc., there can be no assurance that the terms of any individual element of such arrangements are as favorable to the Company as could have been obtained from unaffiliated third parties. While these agreements will provide the Company with certain benefits, the Company is only entitled to the ongoing assistance of Axel Johnson Inc. for a limited time and it may not enjoy benefits from its relationship with Axel Johnson Inc. beyond the term of the agreements.

After the Company’s initial public offering, the Company adopted a policy that all future agreements between the Company and Axel Johnson Inc. will be on terms that the Company believes are no less favorable to the Company than the terms the Company believes would be available from unaffiliated parties. In that regard, the Company intends to follow the procedures provided by the Delaware General Corporation Law (the “DGCL”) which include a vote to affirm any such future agreements by a majority of the Company’s directors who are not employees of Axel Johnson Inc. (even though such directors may be less than a quorum). There can be no assurance that any such arrangements or transactions will be the same as that which would be negotiated between independent parties.

Administrative Services Agreement

The Company and Axel Johnson Inc. entered into an administrative services agreement (the “Services Agreement”) effective since the consummation of the Company’s initial public offering, pursuant to which Axel Johnson Inc. continues to provide limited services to the Company, including treasury, accounting, tax, internal audit, legal and human resource functions.

Each service under the Services Agreement was initially provided for a period of two years. In 2001, the Company and Axel Johnson Inc. extended the term for an additional year, in accordance with the Service Agreement. However, to the extent legally permissible, the Company may terminate any individual service or all services that it receives under the Services Agreement at any time upon 45 days prior written notice. Otherwise, the Services Agreement shall terminate upon the earliest of, among other things, the date which Axel Johnson Inc. owns less than 50% of the voting control of the Company; provided, however, that if such reduction in voting control results from a sale or transfer of Class B Common Stock by Axel Johnson Inc., the services shall continue to be provided for a period of 90 days thereafter. The Company is obligated to take all steps necessary to obtain its own administrative and support services before the termination of the Services Agreement.

The Company is obligated to pay fees established in the Services Agreement based upon the type and amount of services rendered. Axel Johnson Inc. charged an annual fee of $465,000 for all of the services that it provided under the Services Agreement for 2001. These fees will be approximately $465,000 for 2002. In addition, the Company reimburses Axel Johnson Inc. for any out-of-pocket expenses it incurs in connection with providing the services.

Axel Johnson Inc. incurred various costs related to services provided to the Company, which were charged to the Company. These are as follows:

2001
Pension and thrift plan	$2,012,000
Health insurance	$737,000
Property, liability and general insurance	$716,000
Other charges	$165,000

Larscom participates in the centralized cash management system operated by Axel Johnson Inc. Under this system all payments made by Larscom are settled by Axel Johnson Inc. and all receipts from customers are remitted to Axel Johnson Inc. Cash remittances made, net of cash advances, were $4,598,000 during 2001.

Tax Sharing Agreement

Under a tax sharing agreement entered into by the Company and Axel Johnson Inc. in 1996, the Company files combined state income tax returns with Axel Johnson Inc. or its subsidiaries, and appropriate payments are made by or to the Company. Axel Johnson Inc. will indemnify the Company from liability for certain matters, including, net of corresponding tax benefits, any federal, state or local income or other taxes attributable to any affiliated or combined group of which the Company is a member for any period ending after the Company’s initial public offering. The Company has agreed to indemnify Axel Johnson Inc. and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to the operations of the Company after the Company’s initial public offering. Since the Company’s initial public offering, the Company has made its own tax filings, with assistance provided by Axel Johnson Inc. under the Services Agreement.

Credit Agreement

The Company and Axel Johnson Inc. entered into a credit agreement (the “Credit Agreement”), pursuant to which Axel Johnson Inc. has agreed to provide a revolving credit/working capital facility to the Company in an aggregate amount of $15,000,000. The Credit Agreement expires in December 2003. Any loans thereunder bear interest during each calendar quarter at a rate per annum equal to the sum of the three-month London Interbank Offered Rate (LIBOR), plus 2.0% initially on the date when the loan is made and adjusted thereafter on the first business day of each calendar quarter. Additionally, the Company is required to pay a commitment fee of 0.5% per annum on the unused portion of the Credit Agreement. The Company is required to maintain compliance with certain covenants under the Credit Agreement. As of December 31, 2001, $15,000,000 was available, and during 2001, 2000 and 1999, no borrowings were made under the Credit Agreement.

The Credit Agreement contains various representations, covenants and events of default typical for financing of a similar size and nature. As a condition to borrowing pursuant to the Credit Agreement, the Company must be able to represent that, among other things, there are no conflicts with the Certificate of Incorporation or Bylaws or any contract of the Company, there has been no material adverse change in the financial condition or results of operations of the Company since November 20, 1998 and that there is no pending or threatened litigation that would have a material adverse effect on the Company. Axel Johnson Inc. concluded in a letter of April 5, 2002, that although the Company had experienced adverse financial results in recent periods, Axel Johnson Inc. agreed to continue to make the credit line available to the Company, provided no material adverse change occurs after April 5, 2002. The Company covenants to, among other things, pay all indebtedness and other obligations, provide Axel Johnson Inc. with certain financial information and use the proceeds of the loans for the purposes set forth in the Credit Agreement. The events of default under the Credit Agreement include any failure to pay punctually any principal or interest due under the Credit Agreement, any act of insolvency of the Company and any sale by the Company of all or substantially all of its assets. Upon an event of default, the line of credit shall become payable in full.

The Credit Agreement also permits Axel Johnson Inc. to require, upon 90 days written notice, a mandatory prepayment of all or a portion of all outstanding loans and to terminate the Credit Agreement in the event that Axel Johnson Inc. (i) owns less than the majority of the outstanding voting stock of the Company or (ii) nominates less than a majority of the persons to be elected to the Board of Directors of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls. Nasdaq listing standards require that all Nasdaq-listed companies have audit committees composed of three outside, independent directors. Due to the resignation of Mr. Poppel on March 1, 2002, the audit committee currently is comprised of two members, of which one member, Joseph F. Smorada, is currently chief financial officer of an affiliate of the Company, Axel Johnson Inc., which is our largest stockholder. Mr. Smorada is not an independent member of the Committee as defined by the Securities and Exchange Commission (“SEC”) or the Nasdaq Stock Market, Inc. Axel Johnson Inc. provides services and a credit line to the Company as described above. Mr. Smorada is not an employee of and does not receive, nor has he received in the past, any compensation from the Company. The Board of Directors has determined that the best interest of the Company and its stockholders require that, notwithstanding his lack of “independence”, Mr. Smorada retain his membership on the Audit Committee. The Board’s reasons for this determination were Mr. Smorada’s long experience as a chief financial officer of several public and private companies, his knowledge of accounting principles, his detailed knowledge of the Company’s financial practices and reporting methods and his knowledge of the telecommunications markets that the Company serves. The other Committee member is independent (as defined by the SEC and the Nasdaq Stock Market, Inc.). The Company intends to recruit an additional independent director, who would be added to the Audit Committee

The Board of Directors has adopted a written charter for the Audit Committee.

“In connection with the Larscom Incorporated consolidated financial statements for the year ended December 31, 2001, the audit committee has:

•	Reviewed and discussed the audited consolidated financial statements with management and with representatives of PricewaterhouseCoopers LLP, the Company’s independent auditors;

•	Discussed with the Company’s independent auditors the matters required to be discussed by “Statement On Auditing Standards No. 61” (Communication with Audit Committees); and

•
Received from the Company’s independent auditors the written disclosure and letter regarding PricewaterhouseCoopers LLP’s independence as required by “Independence Standards Board Standard No.1” (Independence Discussions with Audit Committees), and discussed the independence of PricewaterhouseCoopers LLP with representatives of the Company’s independent auditors.

Based on these actions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

Donald G. Heitt
Joseph F. Smorada

Audit Committee of the Board of Directors”

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board administers all of the Company’s stock option plans, which include the Stock Option Plan for Non-Employee Directors, the Stock Incentive Plan, and the Employee Stock Purchase Plan. The Compensation Committee also recommends to the Board salaries, bonuses, benefits and other remuneration payable to the officers and key employees of the Company. The members of the Compensation Committee in 2001 were Donald G. Heitt, Lawrence D. Milligan and Harvey L. Poppel, none of whom is or has ever been employed by the Company.

“Compensation Philosophy

The Company operates in the competitive and rapidly changing environment of high-technology businesses. The Committee seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment. The Company’s compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of the Company’s compensation program are to align compensation with the Company’s business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to the Company’s long-term success.

Compensation Components

The Company’s executive officers are compensated with a salary and are eligible for bonus and stock-option awards. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation. To that end, the Company has provided incentives to its executive officers in the following three ways:

1)
Base Salary.    The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions based on industry surveys made available to the Compensation Committee.

2)
Cash Bonus.    The Company’s executive cash bonus plan is designed to reward executive officers based on the financial performance of the Company during the year and achievement against individual objectives. This plan emphasizes the Compensation Committee’s belief that, when the Company is successful, the executives should be appropriately compensated. If the Company does not achieve its financial objectives, a portion of the bonus may be paid to each executive based on the achievement of individual objectives. Because of the Company’s poor performance in 2001, few bonuses were paid, except as were required by commitments made at the time of hiring.

3)
Stock Options.    The principal equity components of executive compensation are options granted under the Company’s Stock Incentive Plan. Stock options are generally granted when an executive joins the Company with additional options granted from time to time for promotions and performance. At present, the initial option granted to an executive vests over a period of three years. The Compensation Committee believes that the stock option participation provides a method of retention and motivation for the senior level executives of the Company and also aligns senior management’s objectives with long-term stock price appreciation. Executives are also eligible to participate in the Employee Stock Purchase Plan pursuant to which stock may be purchased at 85 percent of the lower of the mean between the high and low sales price for the Class A Common Stock as reported on the Nasdaq National Market at the beginning or end of each six-month offering period subject to various limitations on the number of shares that can be purchased.

Chief Executive Officer’s Compensation

Daniel L. Scharre was appointed as President and Chief Executive Officer of the Company by the Board of Directors on November 26, 2001 and his current annual salary is set at $350,000 plus stock options and an annual bonus, subject to meeting performance goals, with an estimated target payout of approximately forty-six percent (46%) of his annual base salary. In determining Mr. Scharre’s compensation, the Compensation Committee considered, among other factors, Mr. Scharre’s experience in the industry and the competitive marketplace for executive talent.

Robert Coackley, who resigned as President and Chief Executive Officer of the Company on July 1, 2001, was paid $201,246 in base salary, $160,000 in separation pay and $35,233 in other compensation in 2001. His initial base compensation rate had been established in 1999, based on, among other factors, Mr. Coackley’s experience in the industry and the competitive marketplace for executive talent.

Richard E. Pospisil who served as the interim President and Chief Executive Officer of the Company from June 26, 2001 to November 26, 2001 was paid $135,388 in base salary and $17,488 in other compensation, in that capacity. His compensation was set at $320,000 per annum based upon an amount identical to Mr. Coackley’s base salary rate of $320,000 per annum, the need to quickly select an interim President and Chief Executive Officer who had familiarity with the Company’s operation, and the relatively small pool of available executives willing to serve in an interim capacity. In addition, from November 27, 2001 until December 31, 2001 Mr. Pospisil was paid $24,616 in base salary and $2,509 in other compensation for providing transition support to Mr. Scharre.

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and proposed regulations thereunder (the “Section”). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws.

Donald G. Heitt
Lawrence D. Milligan

Compensation Committee of the Board of Directors”

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders on the Company’s Class A Common Stock from December 31, 1996 through December 31, 2001, to the cumulative total return over such period of (i) The Nasdaq Stock Market (U. S. Companies) and (ii) the Nasdaq Telecom Index. The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The graph assumes that $100 was invested on December 31, 1996, in the Company’s Class A Common Stock and in each index. No dividends have been declared or paid on the Company’s Class A Common Stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG LARSCOM INCORPORATED,
THE NASDAQ COMPOSITE INDEX AND THE NASDAQ TELECOM INDEX
SINCE DECEMBER 31, 1996

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Nasdaq Composite Index	$100.00	$121.64	$169.84	$315.20	$191.36	$151.07
Nasdaq Telecom Index	100.00	142.00	232.00	470.29	214.64	109.60
Larscom Incorporated	100.00	83.48	13.44	57.38	21.70	9.49

SECURITY OWNERSHIP

The following table sets forth as of April 5, 2002 (except as set forth in the footnotes) certain information known to the Company with respect to the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of each class of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
	Number of Class A Shares (1)		Percent of Class A Shares (2)	Number of Class B Shares		Percent of Class B Shares (2)	Percent of Total Voting Power (2)

Axel Johnson Inc. (3)	10,000		*	10,000,000		100.0%	81.9%
Kopp Investment Advisors, Inc, (4)	2,132,992		24.1%	—		*	4.4
State of Wisconsin Investment Board (5)	1,550,300		17.5	—		*	3.2
Wellington Management Co. LLP (6)	720,000		8.1	—		*	1.5
Robert Coackley	404,860	(7)	4.6	—		*	*
Richard E. Pospisil	112,000	(8)	1.3	—		*	*
Daniel L. Scharre	75,002	(9)	*	—		*	*
Joseph F. Smorada	39,500		*	10,000,000	(17)	100.0%	82.0
Donald G. Heitt	36,000	(10)	*	—		*	*
Lawrence D. Milligan	3,500		*	10,000,000	(18)	100.0%	81.9
Amin Pessah	75,715	(11)	*	—		*	*
Desmond P. Wilson III	—		*	10,000,000	(19)	100.0%	81.9
Donald W. Morgan	74,242	(12)	*	—		*	*
George M. Donohoe	69,168	(13)	*	—		*	*
Stephen A. Gartner	35,557	(14)	*	—		*	*
Joseph A. Pendergast	18,888	(15)	*	—		*	*
Liam McManus	13,889	(16)	*	—		*	*
All executive officers and directors as a group (9 persons)	451,516		5.1	10,000,000		100.0%	82.8

*	Less than 1%
(1)
The number of shares beneficially owned includes Class A Common Stock of which such individual has the right to acquire beneficial ownership within 60 days after April 5, 2002, including but not limited to, upon exercise of an option.

(2)
Percentage of beneficial ownership and voting power is based on 8,851,805 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock, all of which were outstanding on April 5, 2002. For each individual, this also includes Class A Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days of April 5, 2002, including, but not limited to, upon the exercise of an option; however, such Class A Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual.

(3)
Based on information provided in a Schedule 13G filed by Axel Johnson Inc. with the SEC on February 12, 1997. The address for Axel Johnson Inc. is 300 Atlantic Street, Stamford, CT 06901-0350. The 10,000 shares of Class A Common Stock are owned of record by Antonia Ax:son Johnson and her spouse.

(4)
Based on information provided in a Schedule 13D/A filed by Kopp Investment Advisors, Inc. with the SEC on December 18, 2001. The address for Kopp Investment Advisors, Inc. is 7701 France Avenue South, Suite 500, Edina, MN 55435.

(5)
Based on information provided in a Schedule 13G/A filed by The State of Wisconsin Investment Board with the SEC on February 12, 2002. The address for The State of Wisconsin Investment Board is P.O. Box 7842, Madison, WI 53707.

(6)
Based on information provided in a Schedule 13G/A filed by Wellington Management Co. LLP with the SEC on February 12, 2002. The address for Wellington Management Co. LLP is 75 State Street, Boston, MA 02109.

(7)	Includes 404,860 shares issuable upon exercise of options to purchase Class A Common Stock that are exercisable within 60 days after April 5, 2002.
(8)	Includes 112,000 shares issuable upon exercise of options to purchase Class A Common Stock that are exercisable within 60 days after April 5, 2002.
(9)	Includes 75,002 shares issuable upon exercise of options to purchase Class A Common Stock that are exercisable within 60 days after April 5, 2002.
(10)	Includes 36,000 shares issuable upon exercise of options to purchase Class A Common Stock that are exercisable within 60 days after April 5, 2002.
(11)	Includes 60,227 shares issuable upon exercise of options to purchase Class A Common Stock that are exercisable within 60 days after April 5, 2002.
(12)	Includes 68,123 shares issuable upon exercise of options to purchase Class A Common Stock that are exercisable within 60 days after April 5, 2002.
(13)	Includes 62,737 shares issuable upon exercise of options to purchase Class A Common Stock that are exercisable within 60 days after April 5, 2002.
(14)	Includes 33,644 shares issuable upon exercise of options to purchase Class A Common Stock that are exercisable within 60 days after April 5, 2002.
(15)	Includes 18,888 shares issuable upon exercise of options to purchase Class A Common Stock that are exercisable within 60 days after April 5, 2002.
(16)	Includes 13,889 shares issuable upon exercise of options to purchase Class A Common Stock that are exercisable within 60 days after April 5, 2002.
(17)
Represents 10,000,000 shares of Class B Common Stock beneficially owned by Axel Johnson Inc. Mr. Smorada, Executive Vice President and Chief Financial Officer of Axel Johnson Inc., disclaims beneficial ownership of the shares beneficially owned by Axel Johnson Inc.

(18)
Represents 10,000,000 shares of Class B Common Stock beneficially owned by Axel Johnson Inc. Mr. Milligan, a Director of Axel Johnson Inc., disclaims beneficial ownership of the shares beneficially owned by Axel Johnson Inc.

(19)
Represents 10,000,000 shares of Class B Common Stock beneficially owned by Axel Johnson Inc. Mr. Wilson, President and Chief Executive Officer of Axel Johnson Inc., disclaims beneficial ownership of the shares beneficially owned by Axel Johnson Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, officers and persons who are directly or indirectly the beneficial owners of more than 10% of the Common Stock of the Company are required to file with the SEC within specified monthly and annual due dates, a statement of their initial beneficial ownership and all subsequent changes in ownership of Common Stock. Rules of the SEC require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of such forms, the Company believes all Section 16 filing requirements were met.

OTHER MATTERS

The Company knows of no other matters to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented as the Board of Directors may recommend.

LARSCOM INCORPORATED

Donald W. Morgan
Secretary

Dated: April 22, 2002

LARSCOM INCORPORATED

PROXY/VOTING INSTRUCTIONS CARD

This proxy is solicited on behalf of the Board of Directors of Larscom Incorporated for the Annual Meeting of Stockholders scheduled for May 22, 2002

The undersigned appoints Lawrence D. Milligan and Joseph F. Smorada and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Larscom Incorporated Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 22, 2002 and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1 and FOR proposal 2.

(Continued, and to be signed and dated on the reverse side.)

LA	RSCOM INCORPORATED
P.O	. BOX 11396
NE	W YORK, N.Y. 10203-0396

DETACH PROXY CARD HERE

☐	Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote "FOR" all nominees in item 1 and "FOR" item 2.

1. Election of Directors

FOR all nominees listed below:	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.	☐	*EXCEPTIONS	☐	2. To ratify the Board of Directors' appointment of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending December 31, 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees:	Donald G. Heitt, Lawrence D. Milligan, Richard E. Pospisil, Daniel L. Scharre, Joseph F. Smorada, Desmond P. Wilson III

(INSTRUCTIONS:
To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below. This will be treated as an instruction to vote FOR each of the nominees except for those whose name or names you write in the space provided below)

*Exceptions
		To change your address, please mark this box and indicate your new address on the reverse side	☐

S C A N L I N E

Please sign exactly as your name appears hereon. When signing in a representative capacity, please give full title.

Dat	e Share Owner sign here Co-Owner sign here